EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-108744, No. 333-121771 and No. 333-125159, each on Form S-8, of our report dated June 29, 2007, appearing in this Annual Report on Form 11-K of The Warnaco Group, Inc. Employee Savings Plan for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
New York, New York
June 29, 2007